AGREEMENT AND PLAN OF REORGANIZATION

By and Between

Jubilee Technologies, LLC

And

DISCOUNT PRINT USA, INC.

Dated

May 19, 2025

Effective as of

July 1, 2025

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered on May 19, 2025, by and between DISCOUNT PRINT USA, INC., (“DPUI”), a Wyoming corporation, and Jubilee Technologies, LLC, (“Jubilee”), a Wyoming limited liability company. DPUI and Jubilee are sometimes referred to herein each as a “Party” and collectively as the “Parties”.

WHEREAS, DPUI operates as an online print broker through the presence of virtual offices throughout the United States of America;

WHEREAS, Jubilee has developed a proprietary platform that drives online traffic through Search Engine Marketing and Search Engine Optimization (SEM/SEO);

WHEREAS, Jubilee is controlled by Evan Bloomberg its Manager (“OWNERSHIP GROUP”);

WHEREAS, OWNERSHIP GROUP desires to transfer all of the outstanding membership interest units of Jubilee owned by OWNERSHIP GROUP to DPUI in exchange for (i) one (1) seat on DPUI’s Board of Directors (the “Board”), and (ii) two hundred fifty million (250,000,000) shares of DPUI common stock;

WHEREAS, the Parties intend for the transactions described herein to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) and agree to indemnify the members of Jubilee in the event it is determined not to qualify under Section 368(a)(1)(B); and

WHEREAS, the Board of Directors of DPUI and the Manager of Jubilee have determined that the transaction described herein are in the best interest of both DPUI and Jubilee and their respective shareholders and members;

NOW THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SHARE EXCHANGE

1.1Terms of the Share exchange.

(a)Upon the terms and subject to the conditions of this Agreement, OWNERSHIP GROUP does hereby transfer, assign and deliver to DPUI, as of the Effective Time, and DPUI does hereby accept from OWNERSHIP GROUP,  all of the issued and outstanding membership interest of Jubilee in exchange for the issuance of and delivery to OWNERSHIP GROUP of a certificate for 250,000,000 shares of DPUI Common Stock (the “Share Exchange”);

(b)OWNERSHIP GROUP, as of the Effective Time, hereby conveys to DPUI, good, valid and marketable title to the Jubilee Membership Interest free and clear of any and all liens, encumbrances, liabilities, obligations, restrictions (other than applicable securities laws or other regulatory restrictions or requirements) or rights of others of any character whatsoever, other than existing obligations as outlined on the Balance Sheet of the Jubilee.  On the date specified in Section 1.2 below, OWNERSHIP GROUP shall deliver to DPUI certificates evidencing the Jubilee Membership Interest in the name of Jubilee, duly endorsed to DPUI on the reverse thereof or accompanied by a duly executed stock power.

1.2Effective Time; Time and place of Closing. The Share Exchange shall become effective on July 1, 2025 (the “Effective Time”).  The delivery of certificates contemplated by this Agreement will take place on the day immediately following the Effective Time at a location as may be mutually agreed upon by the Parties.

1.3Charters, Other Governing Documents and Directors and Officers.

(a)The charters and other governing documents of each of DPUI and Jubilee in effect immediately prior to the Effective Time are not amended hereby and shall remain in effect after the Effective Time until duly amended or repealed.

(b)The officers and directors of DPUI and Jubilee in Office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall continue to serve as the directors and officers of such entities from and after the Effective Time, until new directors and officers can be elected.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF Jubilee

OWNERSHIP GROUP hereby represents and warrants to DPUI as follows:

2.1 Organization, Standing and Power. Jubilee is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Wyoming and has power and authority to carry on its business as now conducted and to own, lease and operate its assets.  Jubilee is duly qualified or licensed to transact business and is in good standing in the states of the United States where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed.

2.2 Authority of Jubilee; No Breach By Agreement.

(a) Jubilee has the power and authority necessary to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Share exchange, have been duly and validly authorized by all necessary LLC action in respect thereof on the part of Jubilee.  This Agreement represents a legal, valid and binding obligation of Jubilee, enforceable against Jubilee in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by Jubilee, nor the consummation by Jubilee of the transactions contemplated hereby, will (i) conflict with or result in a breach of any provision of Formation or Company Agreement or the Certificate of Incorporation or Bylaws of Jubilee or (ii) constitute or result in a default under or require any consent pursuant to, any law, rule, regulation or order applicable to Jubilee or OWNERSHIP GROUP or any of their respective material assets.

2.3 Capital Stock. OWNERSHIP GROUP is the record and beneficial owner of all right, title and interest (legal and beneficial) in and to all issued and outstanding Jubilee Membership Interest, free and clear of all liens and encumbrances, except for restrictions on resale pursuant to applicable state and federal securities laws.  Upon the Effective Time, good, valid and marketable title to all issued and outstanding Jubilee Membership Interest, free and clear of all liens, encumbrances, equities or claims, will be transferred to and held by DPUI.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF DPUI

DPUI hereby represents and warrants to Jubilee as follows:

3.1 Organization, Standing, and Power.  DPUI is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate it assets.  DPUI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States where the character of its assets or nature or conduct of its business requires it to be so qualified or licensed.

3.2 Authority of DPUI; No Breach By Agreement.

(a) DPUI has the corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transaction contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transaction contemplated herein, including the Share Exchange, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of DPUI.  This Agreement represents a legal, valid and binding obligation of DPUI enforceable against DPUI in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by DPUI, nor the consummation by DPUI of the transactions contemplated hereby, will (1) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of DPUI or (ii) constitute or result in a default under, or require any consent pursuant to, any law, rule, regulation or order applicable to DPUI or any of its material assets.

ARTICLE 4

UNITED STATES INCOME TAX TREATMENT

4.1 United States Income tax Treatment. For all United States income tax purposes, the Parties intend for the Share Exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code.  The Parties shall report the Share Exchange for all United States income tax purposes consistent therewith, and shall not take any position inconsistent with this Section 4.1 in the course of any tax audit, tax review or tax litigation matter relating hereto.

ARTICLE 5

TERMINATION

5.1 Termination. Notwithstanding any of the provision of this Agreement, this Agreement may be terminated and the Share Exchange abandoned at any time prior to the Effective Time: (a) by the mutual written agreement of Jubilee and DPUI; or (b) by either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) if the other Party is in material breach of a representation, warranty or covenant contained herein that cannot be cured prior to the Effective Time.  In the event of the termination and abandonment of this Agreement pursuant to this Section 5.1, this Agreement shall become void in its entirety and have no effect and neither party shall have any liability to any other Party hereunder.

ARTICLE 6

MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the Share Exchange and the transaction contemplated hereunder and supersedes all prior arrangements or understanding with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any person or entity, whether as third party beneficiaries or otherwise, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

6.2 Amendments and Waivers. To the extent permitted by applicable law, this Agreement may be amended by a subsequent writing signed by each of the Parties.  Prior to or at the Effective Time, each Party (which may act through its chief executive officer or other authorized officer except with respect to modifying Section 1.1) shall have the right to amend this Agreement or to waive any provision hereof and any default or breach in the performance of any term or condition of this Agreement by the other Party.  No waiver in one or more instances shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term of this Agreement or a waiver for any period, except as expressly stated in such waiver.

6.3 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

6.4 Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wyoming.

6.5 Payment of Expenses. Each Party will pay its own expenses, if any, incurred in connection with the Share Exchange.

6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.7 Captions; Articles and Sections. The captions, headings and section reference contained in this Agreement are for convenience of reference only and are not to be considered in interpreting the provisions of this Agreement.  Unless otherwise indicated, all references to particular Articles or Section shall mean and refer to the referenced Articles and Sections of this Agreement.

6.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable this Agreement or any of its remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

JUBILEE TECHNOLOGIES, LLC

By:______________________

Evan Bloomberg, Manager

DISCOUNT PRINT USA, INC.

By:______________________

Ron Miller, CEO & Director